Farmer Mac Announces Geraldine Hayhurst as New Chief Legal Officer and Planned Retirement of General Counsel, Stephen Mullery

WASHINGTON, D.C., August 18, 2025 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the accessibility of financing to provide vital liquidity for American agriculture and rural infrastructure, announced today the selection of Geraldine Hayhurst as Executive Vice President – Chief Legal Officer and Secretary, starting September 8, 2025. Current Executive Vice President – General Counsel and Secretary, Stephen Mullery, will retire on April 3, 2026 after 25 years of service.
A well-respected leader, Mr. Mullery joined Farmer Mac in 2000 as Assistant General Counsel and was promoted from Deputy General Counsel to the executive officer role of General Counsel and Secretary in 2012. During his career at Farmer Mac, Mr. Mullery has taken an active role in business initiatives and has provided counsel to Farmer Mac’s board of directors, executives, departmental groups, and cross-functional teams. Commenting on Mr. Mullery’s retirement, Brad Nordholm, Farmer Mac’s President and Chief Executive Officer said, “Steve has dedicated a significant part of his career to serving rural America with Farmer Mac. As one of our longest-serving leaders, Steve exemplifies Farmer Mac’s brand values in his management of the company’s legal affairs. Steve’s work has been integral in strengthening Farmer Mac both financially and operationally as well as promoting an ethical culture and effective corporate governance. On behalf of our Board of Directors, Farmer Mac’s employees, and myself, I want to thank Steve for his extraordinary service and for graciously agreeing to stay on board as an advisor to Geraldine to ensure a smooth transition.”
“It’s been my honor and privilege to have contributed to Farmer Mac’s growth and impact over the past 25 years. While there’s never a perfect moment to step away from a place that means so much to me, now is the right time for my family and me to begin my transition to retirement,” Mr. Mullery said. “Farmer Mac has been far more than just a job or a workplace to me—it’s been a mission, a community, and a source of pride woven into the fabric of my life. I’m grateful to have worked alongside so many talented, passionate colleagues who bring our mission to life every day. I’m looking forward to serving as an advisor to Geraldine and am committed to supporting her transition. Farmer Mac’s future is bright, and I’m confident that this exceptional team will lead the company to continued success.”
A proven builder and leader of legal teams, Ms. Hayhurst joins Farmer Mac with over two decades of experience practicing law, most recently with CoStar Group, Inc., where she served as Associate General Counsel, Corporate and Compliance. In that position, she supported the company in all aspects of corporate governance, including filings with the Securities and Exchange Commission (SEC) and managing M&A transactions and Compliance and Privacy teams. She has recently served as General Counsel and Secretary at NewPoint Real Estate Capital, providing strategic advice, developing products and executing corporate strategy, while implementing innovative and forward-looking solutions for the company’s financing products. In previous leadership roles at Federal Home Loan Mortgage Corporation (Freddie Mac), Ms. Hayhurst provided counsel to the President, CEO, Division Heads and Board, developed the company’s strategic plan and priorities scorecard, was instrumental in the creation of the company’s multifamily K-deal securitization product and actively managed and developed a team of 30 attorneys and legal professionals. Prior to joining Freddie Mac, Ms. Hayhurst spent time at the SEC as an Attorney-Advisor in the Division of Trading and Markets and at A&O Shearman and Clifford Chance.

Commenting on Ms. Hayhurst, Mr. Nordholm said, “We are thrilled to have Geraldine join Farmer Mac. Her experience creating and driving strategy have helped her achieve significant success in previous roles, and we look forward to her sharing these talents with our team. She has also been a proven leader, advising board members and acting as a key advisor to CEOs and executive committee members. I’m excited to work with Geraldine, and I know that our legal team is also eager to have her join our efforts to grow our business and further our important mission.”

Ms. Hayhurst stated, “I am grateful for the opportunity to work for a company that is so steadfastly devoted to its mission. Farmer Mac is a terrific fit for my values, skillsets and leadership style, and I look forward to working with Brad and everyone on the team in helping to continue the company’s growth and maintain its track record of fostering ethical behavior and effective corporate governance.”

Ms. Hayhurst holds a J.D. from Georgetown University Law Center and a BBA in Finance from Loyola University.

About Farmer Mac
Farmer Mac is driven by its mission to increase the accessibility of financing to provide vital liquidity for American agriculture and rural infrastructure. Our secondary market provides liquidity to our nation’s agricultural and infrastructure businesses, supporting a vibrant and strong rural America. We offer a wide range of solutions to help meet financial institutions’ growth, liquidity, risk management, and capital relief needs across diverse markets, including agriculture, agribusiness, broadband infrastructure, power and utilities, and renewable energy. We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America’s rural and agricultural communities. Additional information about Farmer Mac is available on our website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Lisa Meyer, Media Inquiries
        (202) 872-7700

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